Exhibit 10.1

EXCHANGE AND RECAPITALIZATION AGREEMENT

This EXCHANGE AND RECAPITALIZATION AGREEMENT, dated as of May 10, 2006 (this “Agreement”), is by and among SAVVIS, INC., a Delaware corporation (the “Company”) and each of the investors set forth on the signature pages hereto (each an “Investor” and collectively the “Investors”).

WHEREAS, on March 18, 2002 the Company filed a Certificate of Designations (the “Certificate of Designations”) relating to its Series A Convertible Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”);

WHEREAS, as of the date hereof, the Company has outstanding 202,490 shares of Series A Preferred Stock and all of such outstanding shares are held by the Investors;

WHEREAS, dividends accrue on the shares of Series A Preferred Stock at a rate of 11.5% per annum and accrete quarterly;

WHEREAS, shares of Series A Preferred Stock are convertible, at any time at the option of the holders thereof, into such number of shares of common stock, par value $.01 per share, of the Company (the “Common Stock”) as is equal to the then outstanding accreted value of such shares together with accrued dividends divided by the then applicable conversion price;

WHEREAS, the parties hereto desire to enter into a transaction (the “Recapitalization”) pursuant to which the Investors will exchange their shares of Series A Preferred Stock for shares of Common Stock pursuant to a plan of Reorganization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended;

WHEREAS, a special committee of disinterested directors of the Board of Directors of the Company (the “Special Committee”) consisting of Messrs. Heintzelman, Ousley and Pellow, has received the written opinion of Cowen & Co., LLC (“Cowen”), dated May 9, 2006, stating that, based on assumptions, qualifications and limitations set forth therein, the number of shares of Common Stock to be issued to the Investors in exchange for all of their outstanding shares of Series A Preferred Stock is fair to the stockholders of the Company (other than the Investors), from a financial point of view;

WHEREAS, the Special Committee has recommended the terms of the Recapitalization to the Board of Directors of the Company and the Board of Directors has approved the terms of the Recapitalization;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE ONE

EXCHANGE

Section 1.01 Exchange. Upon the satisfaction of the conditions set forth in Article Four and subject to the other terms and conditions set forth in this Agreement, each of the Investors agrees that, at the Closing (as hereinafter defined), all of the shares of Series A Preferred Stock owned beneficially or of record by such Investor shall be exchanged for the number of shares of Common Stock set forth opposite such Investor’s name on Schedule 1.01 hereto (such shares of Common Stock to be delivered to the Investors in exchange for their Series A Preferred Stock are hereinafter referred to as “Exchange Shares”).

Section 1.02 Exchange Documents. Simultaneously with the execution of the this Agreement, or as soon as practicable thereafter, each Investor (other than Moneyline (as hereinafter defined) with respect to the MLT Escrow Shares (as hereinafter defined)) shall delivering to the Company, to be held in escrow by the Company pending the Closing (as hereinafter defined), share certificates representing the shares of Series A Preferred Stock set forth opposite such Investor’s name on Schedule 1.02 hereto, together with duly executed but undated stock powers with respect to the shares of Series A Preferred Stock represented by such certificates; provided, however, if any Investor is unable to deliver such certificates because such certificates have been lost, stolen or destroyed, such Investor may provide the Company with lost certificate affidavits and indemnification agreements in forms reasonably acceptable to the Company in lieu of delivering certificates representing such Investor’s shares of Series A Preferred Stock. The Company acknowledges that 21,239 shares of Series A Preferred Stock registered in the name of MLT, LLC, a Delaware limited liability company and successor to the interest of Moneyline Telerate Holdings, Inc. (“MLT”), are held in escrow (the “MLT Escrow Shares”) pursuant to an Escrow Agreement (the “Escrow Agreement”), by and among MLT, Reuters Limited and The Bank of New York, as escrow agent (the “Escrow Agent”). MLT hereby agrees that share certificates representing the MLT Escrow Shares shall be delivered by the Escrow Agent, at the direction of MLT, to the Company at the Closing.

Section 1.03 Closing . The closing of the Recapitalization (the “Closing”) shall take place on the first business day following the satisfaction or waiver of the conditions set forth in Article Four hereof, or as promptly as practicable thereafter, at 10:00 a.m. New York City time at the offices of Hogan & Hartson L.L.P. at 875 Third Avenue, New York, New York 10022, or at such other time and place as the Special Committee and Welsh, Carson, Anderson & Stowe VIII, L.P. (“WCAS VIII”) may agree, provided that all of the conditions to the Closing shall have been satisfied or waived (the date of the Closing, the “Closing Date”); provided, further, however, that such Closing shall not occur at a time when the Special Committee has determined, in good faith after consultation with management of the Company, that active negotiations are then being conducted with a potential acquirer, which negotiations the Special Committee believes could reasonably be expected to result in a transaction that would be a Change of Control as that term is defined in the Certificate of Designations. The Closing may be accomplished by facsimile transmission to the respective offices of counsel for the parties hereto of the requisite documents, duly executed where required, with originals to be delivered by overnight courier service on the next business day following the Closing Date.

Section 1.04 Closing Deliveries. At the Closing the Company will deliver to each Investor duly executed certificates representing the Exchange Shares; provided, however, that certificates representing the Exchange Shares in respect of the MLT Escrow Shares shall be delivered to the Escrow Agent as directed by MLT against receipt by the Company of the stock certificates representing the MLT Escrow Shares.

ARTICLE TWO

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Investor as of the date hereof and on the Closing Date, as follows:

Section 2.01 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted.

Section 2.02 Capitalization. (a) As of the date hereof, the authorized capital stock of the Company consists of 1,500,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock, $.01 par value (“Preferred Stock”). As of the date hereof, 194,363,398 shares of Common Stock and 202,490 shares of Preferred Stock are issued and outstanding. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable.

(b) As of the date hereof, except as set forth on Schedule 2.02(b) of the Disclosure Letter dated the date hereof (the “Disclosure Letter”), no subscription, warrant, option, convertible security, stock appreciation or other right

(contingent or other) to purchase or acquire any shares of any class of capital stock of the Company or any of its Subsidiaries (as hereinafter defined) is authorized or outstanding, and (except as otherwise expressly contemplated by this Agreement) there is not any commitment of the Company or any of its Subsidiaries to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock, any evidences of indebtedness or assets. As used in this Agreement, “Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

Section 2.03 Authorization of Agreements, etc. (a) Except as set forth on Schedule 2.03 of the Disclosure Letter, the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Amendment to the Investor Rights Agreement (as defined herein). Except as set forth on Schedule 2.03 of the Disclosure Letter, each of (i) the execution and delivery by the Company of this Agreement and the Amendment to the Investor Rights Agreement and the performance by the Company of its obligations hereunder and thereunder and (ii) the issuance, sale and delivery by the Company of all of the Exchange Shares pursuant to the terms hereof, will be duly authorized prior to the Closing by all requisite corporate and stockholder action and will not violate any provision of applicable law, any order of any court or other agency of government, the Certificate of Incorporation or Bylaws of the Company, or any provision of any indenture, agreement or other instrument to which the Company or any of its Subsidiaries or their properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default, or result in the vesting, acceleration or material modification of any benefits under any such indenture, agreement or other instrument or any compensation agreement or benefit plan, or result in the creation or imposition of any liens, claims, charges, restrictions, rights of others, security interests, prior assignments or other encumbrances in favor of any third Person (as hereinafter defined) upon any of the assets of the Company or any of its Subsidiaries. As used in this Agreement, “Person” means any individual and any corporation, partnership, limited liability company, trust, joint venture or other entity.

(b) The issuance and delivery of the Exchange Shares to the Investors hereunder are not and will not be subject to any preemptive rights of stockholders of the Company or to any right of first refusal or other similar right in favor of any Person that has not been expressly waived.

(c) Except as set forth on Schedule 2.03 of the Disclosure Letter, the Exchange Shares, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable shares of capital stock of the Company.

Section 2.04 Validity. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes the legal, valid and binding obligation of the Company, and the Amendment to the Investor Rights Agreement, when executed and delivered by the Company in accordance with this Agreement, will constitute the legal, valid and binding obligation of the Company, in each case enforceable against the Company in accordance with its terms, except that no representation is made as to the enforceability of this Agreement or the Amendment to the Investor Rights Agreement to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforceability of creditors’ rights generally or by general equitable principles.

Section 2.05 Governmental Approvals; Consents. Subject to the accuracy of the representations and warranties of the Investors set forth in Article III and except for applicable filings and approvals, if any, required by applicable federal and state securities laws (including the filing with and approval by the Securities and Exchange Commission (the “SEC”) of an information statement on Schedule 14C relating to the shareholder approvals set forth on Schedule 2.03 of the Disclosure Letter) and listing regulations, no registration or filing with, or consent or approval of, or other action by, any federal, state or other governmental agency, court, instrumentality or securities exchange (each, a “Governmental Authority”) or any other third Person is or will be necessary for the valid execution, delivery and performance of this Agreement, the Amendment to the Investor Rights Agreement, or the issuance and delivery of the Exchange Shares.

Section 2.06 Fairness Opinion. The Special Committee has received a written opinion of Cowen dated 9, 2006, to the effect that, based on assumptions, qualifications and limitations set forth therein, the number of shares of Common Stock to be issued to the Investors in exchange for all of their outstanding shares of Series A Preferred Stock is fair to the stockholders of the Company (other than the Investors), from a financial point of view.

ARTICLE THREE

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor, severally and not jointly, as to itself, represents and warrants to the Company as of the date hereof and on the Closing Date as follows:

Section 3.01 Organization. Such Investor, (other than any Investor who is an individual) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate, limited liability or limited partnership power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted.

Section 3.02 Authorization. Such Investor (other than any Investor who is an individual) has the corporate, limited liability or limited partnership power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by such Investor of this Agreement and the Amendment to the Investor Rights Agreement (if such Investor is a party thereto), and the exchange of the Series A Preferred Stock by such Investor, have been duly authorized by all requisite action on the part of such Investor and will not violate any provision of applicable law, any order of any court or other agency of government, the charter or other governing documents of such Investor or any provision of any indenture, agreement or other instrument to which such Investor or such Investor’s properties or assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default, or result in the vesting, acceleration or material modification of any benefits under any such indenture, agreement or other instrument or any compensation agreement or benefit plan of such Investor, or result in the creation or imposition of any liens, claims, charges, restrictions, rights of others, security interests, prior assignments or other encumbrances in favor of any third Person (as hereinafter defined) upon any of the assets of such Investor.

Section 3.03 Validity. This Agreement has been duly executed and delivered by such Investor. This Agreement constitutes the legal, valid and binding obligation of such Investor, and the Amendment to the Investor Rights Agreement (if such Investor is a party thereto), when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligation of such Investor, in each case enforceable against such Investor in accordance with its terms except that no representation is made as to the enforceability of this Agreement or the Amendment to the Investor Rights Agreement to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforceability of creditors’ rights generally or by general equitable principles.

Section 3.04 Investment Representations.

(a) Such Investor is acquiring the Exchange Shares to be delivered to such Investor hereunder for such Investor’s own account, for investment, and not with a view toward the resale or distribution thereof.

(b) Such Investor understands that it must bear the economic risk of the investment for an indefinite period of time because the Exchange Shares are not registered under the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities laws and may not be resold unless subsequently registered under the Securities Act and such other laws or unless an exemption from such registration is available.

(c) Such Investor has the ability to bear the economic risks of the investment in the Exchange Shares to be delivered to such Investor hereunder for an indefinite period of time. Such Investor further acknowledges that it has access to copies of the Company filings with the SEC and has had the opportunity to ask questions of, and receive answers from, officers of the Company with respect to the business and financial condition of the Company and the terms and conditions of the Recapitalization and to obtain additional information necessary to verify such information or can acquire it without unreasonable effort or expense.

(d) Such Investor has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of its investment in the Exchange Shares. Such Investor further represents that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the SEC under the Securities Act with respect to its acquisition of the Exchange Shares, and that such Investor has not been formed solely for the purpose of acquiring the Exchange Shares.

Section 3.05 Governmental Approvals; Consents. Except for filings required by applicable federal and state securities laws, no registration or filing with, or consent or approval of, or other action by, any Governmental Authority or any other third Person is or will be necessary by such Investor for the valid execution, delivery and performance of this Agreement and the Amendment to the Investor Rights Agreement.

Section 3.06 Ownership of Shares. Such Investor is the record and beneficial owner of the shares of Series A Preferred Stock set forth opposite such Investor’s name on Schedule 1.02 hereto (it being understood that the MLT Escrow Shares are held in escrow pursuant to the MLT Escrow Agreement).

ARTICLE FOUR

CONDITIONS PRECEDENT

Section 4.01 (a) Conditions Precedent to the Obligations of the Investors in connection with the Closing. The obligations of the Investors to consummate the Recapitalization are subject to the satisfaction (or waiver by the Investors) of the following conditions at or prior to the Closing:

(i) Representations and Warranties to Be True and Correct. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date hereof and on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date.

(ii) Performance. The Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein required to be performed or complied with by it prior to or on the Closing Date.

(iii) All Proceedings to Be Satisfactory. All corporate and other proceedings to be taken by the Company and all waivers and consents to be obtained by the Company in connection with the transactions contemplated hereby shall have been taken or obtained by the Company.

(iv) Legal Proceedings. On the Closing Date, no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority, or national securities exchange shall be in effect that would prevent the consummation of the transactions contemplated by this Agreement.

(v) Amendment to the Investor Rights Agreement. The Company shall have executed and delivered Amendment No. 2, dated the date hereof, to the Investor Rights Agreement dated as of March 6, 2002 (the “Amendment to the Investor Rights Agreement”) by and among the Company and certain of its stockholders.

(vi) Governmental Approvals. All necessary governmental and regulatory consents and approvals and necessary third party consents shall have been obtained.

(vii) Written Consent. The Written Consent (as defined in Section 5.03 hereof) shall have become effective in accordance with rules and regulations promulgated under Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 4.02 Conditions Precedent to the Obligations of the Company in Connection with the Closing. The obligations of the Company to consummate the Recapitalization are subject to the satisfaction (or waiver by the Company, if approved by the Special Committee) of the following conditions at or prior to the Closing:

(a) Representations and Warranties to Be True and Correct. The representations and warranties of the Investors contained in this Agreement shall be true and correct in all material respects as of the date hereof and on the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

(b) Performance. The Investors shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein required to be performed or complied with by them prior to or on the Closing Date.

(c) All Proceedings to Be Satisfactory. All proceedings to be taken by the Investors and all waivers and consents to be obtained by the Investors in connection with the transactions contemplated hereby shall have been taken or obtained by the Investors and all documents incident thereto shall be satisfactory in form and substance to the Company and its counsel.

(d) Legal Proceedings. On the Closing Date, no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority, or national securities exchange shall be in effect that would prevent the consummation of the transactions contemplated by this Agreement.

(e) Amendment to the Investor Rights Agreement. The Investors shall have executed and delivered the Amendment to the Investor Rights Agreement.

(f) Governmental Approvals. All necessary governmental approvals and regulatory approvals and necessary third party consents shall have been obtained or shall have expired, as applicable.

ARTICLE FIVE

COVENANTS

Section 5.01 Lock-up. Each of the Investors (other than Ascent, LLC) hereby agrees that, without the prior written consent of Special Committee (which consent may be withheld or delayed in the Special Committee’s sole discretion), he, she or it will refrain during the period commencing on the date of this Agreement and ending on November 1, 2006 (the “Lockup Period”) from (i) offering, pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant for the sale of, lending or otherwise disposing of or transferring, directly or indirectly, any shares of Series A Preferred Stock or any of the Exchange Shares, or any securities convertible into or exercisable or exchangeable for any shares of Series A Preferred Stock or any of the Exchange Shares, or (ii) entering into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any shares of Series A Preferred Stock or any of the Exchange Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Series A Preferred Stock or Exchange Shares or such other securities, in cash or otherwise. Any releases from the obligations contained in this Section 5.01 shall be pro rata among Investors in proportion to the Exchange Shares held by them.

Notwithstanding the foregoing, subject to applicable securities laws, an Investor may transfer any securities of the Company (including, without limitation, Common Stock) during the Lockup Period as follows: (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein; (ii) to any trust or other estate planning vehicle for the direct or indirect benefit of such Investor or the immediate family of such Investor, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein; (iii) as a distribution to shareholders, partners or members of such Investor, provided that such shareholders, partners or members agree in writing to be bound by the restrictions set forth herein; (iv) to any retirement account or other retirement entity or vehicle for the benefit of such Investor or the immediate family of such Investor provided such securities remain subject to the restrictions set forth herein; (v) by MLT to Reuters Limited pursuant to the terms of the Escrow Agreement; (vi) after the Closing, by MLT to its stockholders or creditors in a distribution made in connection with any dissolution or winding up of MLT, provided, however, that a distribution to One Equity Partners LLC or its affiliates shall only be permitted so long as such entities agree in writing to be bound by the restrictions set forth in this Section 5.01 and provided, further, however, that the aggregate amount of all shares distributed to stockholders or creditors that do not agree to be bound by the restrictions set forth herein shall not exceed 12,000,000 shares of Common Stock (subject to adjustment as set forth in Section 5.04(b)); or (vii) following the Closing, in a transaction or series of related transactions constituting a Change of Control (as defined in the Certificate of Designations). For purposes of this agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote that first cousin. MLT agrees that, notwithstanding anything contained in Investor Rights Agreement dated as of March 6, 2002 by and among the Company and certain of its stockholders (the “Investor Rights Agreement”) to the contrary, in the event it requests a Demand Registration (as defined in the Investor Rights Agreement) during the Lockup Period, the Company will not be obligated to have such Demand Registration declared effective until the termination of the Lockup Period.

Section 5.02 Information Statement. In satisfaction of the Company’s obligations under Regulation 14C under the Exchange Act relating to the stockholder action by written consent referred to in Section 5.03, as promptly as practicable after the date hereof the Company shall, at its sole expense, prepare and file with the SEC, and the Investors shall, at the Company’s sole expense, cooperate with the Company in such preparation and filing of, a preliminary information statement relating to this Agreement and the transactions contemplated hereby; and the Company shall use its best efforts to furnish the information required to respond promptly to any comments made by the SEC with respect to the preliminary information statement and thereafter to mail the information statement to the Company’s stockholders. Such preliminary information statement as filed with the SEC and subsequently mailed to the stockholders of the Company (as amended and supplemented from time to time) is herein referred to as the “Information Statement.”

Section 5.03 Action by Written Consent. Upon execution of this Agreement, each of the Investors shall (a) vote, or cause to be voted, by written consent (the “Written Consent”), all of the shares of Common Stock and Series A Preferred Stock held by it in favor of the approval of the matters relating to the transactions contemplated by this Agreement and (b) at the Company’s sole expense, provide the Company with all information concerning it which is necessary and customary to be included in the Information Statement.

Section 5.04 Reverse Stock Split. The parties agree that in the event that, prior to the Closing Date, the Company effects a reverse stock split of its Common Stock, then (a) the number of Exchange Shares set forth in Schedule 1.01 that each Investor is entitled to receive at the Closing shall be proportionately adjusted and (b) each other reference to shares of Common Stock of the Company in the Agreement shall also be proportionately adjusted as applicable.

Section 5.05 Acknowledgement and Undertaking. The Company agrees and acknowledges that the transactions described in Section 1.01 are intended to be exempt from Section 16(b) of the Exchange Act pursuant to the rules promulgated thereunder, applicable law and SEC releases and interpretations, and will, from time to time, as and when requested by any of the Investors, execute and deliver or cause to be executed and delivered, all such documents and instruments and take, or cause to be taken, all such further actions as any such Investor may reasonably deem necessary and desirable to facilitate and effect any such exemption.

Section 5.06 Notice of Negotiations. The Company agrees that in the event the Special Committee determines that active negotiations are then being conducted with a potential acquirer, which negotiations the Special Committee believes could reasonably be expected to result in a transaction that would be a Change of Control as that term is defined in the Certificate of Designations, it will immediately give written notice to the holders of Series A Preferred Stock.

ARTICLE SIX

MISCELLANEOUS

Section 6.01 Restrictive Legends. Each certificate representing Exchange Shares, and any shares of capital stock received in respect thereof, whether by reason of a stock split or share reclassification thereof, a stock dividend thereon or otherwise, and each certificate for any such securities issued to subsequent transferees of any such certificate shall be stamped or otherwise imprinted with the legends, if any, required to be borne by such securities by the Investor Rights Agreement, except as expressly otherwise provided in such agreement.

Section 6.02 Notices. Any notice or other communications required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class certified mail, postage prepaid, by nationally recognized overnight courier, or by facsimile addressed to such party at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by the addressee to the addressor listing all parties:

if to the Company, to

SAVVIS, Inc.

1 Savvis Parkway

Town and Country, Missouri 63017

Fax:

Attention:

and

Hogan & Hartson L.L.P.

875 Third Avenue

New York, New York 10022

Fax: (212) 918-3100

Attention: Christine M. Pallares, Esq.

if to the Investors to:

c/o Welsh, Carson, Anderson & Stowe

320 Park Avenue, Suite 2500

New York, New York 10022

Fax: (212) 893-9565

Attention: Mr. John D. Clark

with copies to:

Ropes & Gray LLP

45 Rockefeller Plaza

New York, New York 10111

Fax: (212) 841-5725

Attention: Sanford B. Kaynor, Jr., Esq.

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Fax: (212) 751-4864

Attention: David S. Allison, Esq.

Edwards Angell Palmer & Dodge LLP

111 Huntington Avenue

Boston, MA 02199-7613

Fax: (888) 325-9712

Attention: Heather M. Stone, Esq.

or, in any case, at such other address or addresses as shall have been furnished in writing by such party to the other parties hereto. All such notices, requests, consents and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of mailing, on the fifth business day following the date of such mailing, (c) in the case of delivery by overnight courier, on the business day following the date of delivery to such courier, and (d) in the case of facsimile, when received.

Section 6.03 Press Releases and Public Announcements. All public announcements or disclosures relating to this Agreement shall be made only if mutually agreed upon by the Company and WCAS VIII except to the extent such disclosure is, in the opinion of the such disclosing party’s legal counsel, required by law or by regulation of the Nasdaq Stock Market; provided that prior to making any such required disclosure the disclosing party should use its reasonable effects to consult with the Company and WCAS VIII.

Section 6.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.

Section 6.05 Entire Agreement. This Agreement (including the Schedules) constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be amended or modified nor any provisions waived except as set forth in Section 6.08.

Section 6.06 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by any party hereto. This Agreement is not intended to confer any rights or benefits on any Persons other than the parties hereto.

Section 6.07 Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by mutual written agreement of the Company and WCAS VIII;

(ii) by the Company or WCAS VIII if the Closing shall not have been consummated on or before August 31, 2006, unless (A) extended by the Company and the holders of not less than 80% of the Series A Preferred Stock but in no event beyond September 30, 2006, (B) the failure to consummate the Closing is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any obligation required to be performed by such party at or prior to Closing Date or (C) the failure to consummate the Closing is attributable to the Company and the Company is using its commercially reasonable best efforts to perform its obligations hereunder and to consummate the Closing as soon as practicable;

(iii) by either the Company or any Investor if consummation of the transactions contemplated hereby to be consummated on the Closing Date would violate any nonappealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction;

(iv) by the holders of not less than 80% of the outstanding shares of Series A Preferred Stock or by the Special Committee, if the Special Committee determines that active negotiations are then being conducted with a potential acquirer, which negotiations the Special Committee believes could reasonably be expected to result in a transaction that would be a Change of Control as that term is defined in the Certificate of Designations; or

(v) by the Special Committee or the holders of not less than 80% of the outstanding shares of Series A Preferred Stock if the Company or any stockholders of the Company enter into a definitive agreement relating to a transaction that, if consummated, would result in a Change of Control (as defined in the Certificate of Designations).

(b) The party desiring to terminate this Agreement pursuant to Section 6.07(a)(ii), (iii) or (iv) hereof shall promptly give notice of such termination to the other parties.

(c) This Agreement shall terminate automatically if the Closing shall not have occurred by September 30, 2006.

(d) If this Agreement is terminated as permitted by this Section 6.07, such termination shall be without liability of either party (or any stockholder,

director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure of either party to perform a covenant of such party in this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all losses incurred or suffered by the other party as a result of such failure or breach. The provisions of this Article Six shall survive any termination hereof pursuant to this Section 6.07.

Section 6.08 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, by the Company and WCAS VIII; provided, however, that each Investor shall have the right to consent prior to any amendment, modification, or waiver of any provision of this Agreement, if such amendment, modification or waiver (i) adversely affects the number of Exchange Shares such Investor is to receive pursuant to the Recapitalization, (ii) otherwise adversely affects such Investor, or (iii) relates to a waiver of any of the closing conditions set forth in Section 4.01.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege, nor will any waiving of any right power or privilege operate to waive any other subsequent right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 6.10 Expenses. Each of the parties hereto shall bear its own expenses (including fees and expenses of legal counsel, financial advisors and other representatives and consultants) in connection with the negotiation, documentation and consummation of the transaction contemplated hereunder; provided, however, that the Company shall reimburse the holders of Series A Preferred Stock for their actual out-of-pocket legal expenses in an amount not to exceed $150,000 in the aggregate with such amount to be allocated among the holders of Series A Preferred Stock pro rata based on the number of shares of Series A Preferred Stock held by such holders.

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IN WITNESS WHEREOF, the Company and the Investors have executed this Agreement as of the day and year first above written.

SAVVIS, INC.

By:	/s/ Philip J. Koen
Name:	Philip J. Koen
Title:	Chief Executive Officer

[Exchange and Recapitalization Agreement Signature Page]

WELSH, CARSON, ANDERSON & STOWE VIII, L.P.

By:	WCAS VIII Associates LLC, General Partner

By:	/s/ Jonathan M. Rather
Jonathan M. Rather
Managing Member

WELSH, CARSON, ANDERSON & STOWE VII, L.P.

By	WCAS VII Partners, L.P.,
General Partner

By:	/s/ Jonathan M. Rather
Jonathan M. Rather
General Partner

WELSH, CARSON, ANDERSON & STOWE VI, L.P.

By:	WCAS VI Partners L.P.,
General Partner

By:	/s/ Jonathan M. Rather
Jonathan M. Rather
Attorney-In-Fact

WCAS MANAGEMENT CORPORATION

By:	/s/ Jonathan M. Rather
Jonathan M. Rather
Treasurer

[Exchange and Recapitalization Agreement Signature Page]

Russell Carson
MLP&S Custodian FBO Bruce K. Anderson IRRA
Andrew Paul
Robert A. Minicucci
Anthony J. De Nicola
Lawrence Sorrel
D. Scott Mackesy
Sanjay Swani
IRA FBO James R. Matthews
John Clark
IRA FBO John Clark
Sean Traynor
John Almeida
Eric J. Lee
IRA FBO Jonathan M. Rather
James Hoover (IRA)
Richard Stowe
Laura Van Buren
Thomas E. McInerney

By:	/s/ Jonathan M. Rather
Jonathan M. Rather
Individually and as Attorney-in-Fact

THE BRUCE K. ANDERSON 2004 IRREVOCABLE TRUST

By:	/s/ Mary R. Anderson
Name:	Mary R. Anderson
Title:	Trustee

[Exchange and Recapitalization Agreement Signature Page]

THE PAUL & ANNE-MARIE QUEALLY FAMILIY FOUNDATION, INC.

By:	/s/ Paul Queally
Name:	Paul Queally
Title:

THE PATRICK WELSH 2004 IRREVOCABLE TRUST

By:	/s/ Carol Welsh
Name:	Carol Welsh
Title:	Trustee

WILLIAN J. HEWEITT SEGREGATED ROLLOVER IRA RBC DAIN RANSCHER CUSTODIAN

By:	/s/ William J. Hewitt
Name:	William J. Hewitt
Title:

/s/ William J. Hewitt
WILLIAM J. HEWITT

/s/ Jill Hanau
JILL HANAU

ESTATE OF RUDOLF RUPERT

By:	/s/ Claudia de Dominicis
Name:	Claudia de Dominicis
Title:	Executor

[Exchange and Recapitalization Agreement Signature Page]

DANIEL B. ANDERSON and SARAH ANDERSON, JTWROS

By:	/s/ Daniel B. Anderson
Name:	Daniel B. Anderson
Title:	Sr. Vice President, [Execution Management]

KRISTEN M. ANDERSON and MARTIN R. MIDDENDORF, JTWROS

By:	/s/ Kristen M. Anderson
Name:	Kristen M. Anderson
Title:

MARK ANDERSON TRUST

By:	/s/ Patrick Welsh
Name:	Patrick Welsh
Title:	Trustee

[Exchange and Recapitalization Agreement Signature Page]

CONSTELLATION VENTURE CAPITAL II, L.P.

By:	Constellation Ventures Management II, LLC, its General Partner

By:	/s/ Clifford H. Friedman
Name:	Clifford H. Friedman
Title:	Member

CONSTELLATION VENTURE CAPITAL OFFSHORE II, L.P.

By:	Constellation Ventures Management II,
LLC, its General Partner

By:	/s/ Clifford H. Friedman
Name:	Clifford H. Friedman
Title:	Member

THE BSC EMPLOYEE FUND IV, L.P.

By:	Constellation Ventures Management II,
LLC, its General Partner

By:	/s/ Clifford H. Friedman
Name:	Clifford H. Friedman
Title:	Member

[Exchange and Recapitalization Agreement Signature Page]

CVC II PARTNERS, LLC

By: Bear Stearns Asset Management, Inc., its Managing Member

By:	/s/ Clifford H. Friedman
Name:	Clifford H. Friedman
Title:	Senior Managing Director

[Exchange and Recapitalization Agreement Signature Page]

MLT, LLC

By:	/s/ Alexander Russo
Name:	Alexander Russo
Title:	Chief Executive Officer

[Exchange and Recapitalization Agreement Signature Page]

BURR COMPUTER ENVIRONMENTS, INC.

By:	/s/ Chip Beaver
Name:	Chip Beaver
Title:	President

[Exchange and Recapitalization Agreement Signature Page]

ASCENT, LLC
By: Ascent Holding Corp., its Manager

By:	/s/ Phil Horstman
Name:	Phil Horstman
Title:	President

[Exchange and Recapitalization Agreement Signature Page]

Schedule 1.01

Total Shares of Common Stock to be Received in the Exchange

Investor	Total Shares
Welsh, Carson, Anderson & Stowe VIII, L.P.	322,095,583

Welsh, Carson, Anderson & Stowe VII, L.P.	20,400,114

Welsh, Carson, Anderson & Stowe VI, L.P.	27,211,192

Russell Carson	3,023,434

The Bruce K. Anderson 2004 Irrevocable Trust	3,263,504

MLP&S Custodian FBO Bruce K. Anderson IRRA	341,423

Daniel B. Anderson and Sarah Anderson JTWROS	33,272

Kristin M. Anderson and Martin R. Middendorf, JTWROS	33,272

Mark Anderson Trust	33,272

Andrew Paul	2,191,934

Robert A. Minicucci	487,892

Jill Hanau	487,892

Anthony de Nicola	418,704

The Paul & Anne-Marie Queally Family Foundation, Inc.	85,979

Lawrence Sorrel	237,877

Estate of Rudolf Rupert	16,791

D. Scott Mackesy	27,675

Sanjay Swani	27,675

IRA FBO James R. Matthews	27,675

John Clark	22,388

IRA FBO John Clark	5,287

Sean Traynor	27,675

John Almeida	27,675

Eric Lee	11,039

Schedule 1.01 - 1

Investor	Total Shares
IRA FBO Jonathan M. Rather	27,675

WCAS Management Corporation	85,979

James Hoover (IRA)	185,487

Richard Stowe	279,551

Laura Van Buren	19,434

The Patrick Welsh 2004 Irrevocable Trust	3,391,609

Thomas E. McInerney	3,023,434

William J. Hewitt Segregated Rollover IRA RBC Dain Rauscher Custodian	145,524

William J. Hewitt	34,365

Constellation Venture Capital II, L.P.	28,669,650

Constellation Venture Capital Offshore II, L.P.	13,554,108

The BSC Employee Fund IV, L.P.	11,358,343

CVC II Partners, L.L.C.	634,332

Burr Computer Environments, Inc.	4,067,230

Ascent, LLC	867,612

MLT, LLC	114,376,647

Total	561,260,209

Schedule 1.01 - 2

Schedule 1.02

Number of Shares of Series A Preferred Stock Held

Investor	Number of Shares
Welsh, Carson, Anderson & Stowe VIII, L.P.	116,105

Welsh, Carson, Anderson & Stowe VII, L.P.	7,368

Welsh, Carson, Anderson & Stowe VI, L.P.	9,828

Russell Carson	1,090

The Bruce K. Anderson 2004 Irrevocable Trust	1,178

MLP&S Custodian FBO Bruce K. Anderson IRRA	122

Daniel B. Anderson and Sarah Anderson JTWROS	12

Kristin M. Anderson and Martin R. Middendorf, JTWROS	12

Mark Anderson Trust	12

Andrew Paul	790

Robert A. Minicucci	176

Jill Hanau	176

Anthony de Nicola	151

The Paul & Anne-Marie Queally Family Foundation, Inc.	31

Lawrence Sorrel	85

Estate of Rudolf Rupert	6

D. Scott Mackesy	10

Sanjay Swani	10

IRA FBO James R. Matthews	10

John Clark	8

IRA FBO John Clark	2

Sean Traynor	10

John Almeida	10

Eric Lee	4

Schedule 1.02 - 1

Investor	Number of Shares
IRA FBO Jonathan M. Rather	10

WCAS Management Corporation	31

James Hoover (IRA)	67

Richard Stowe	101

Laura Van Buren	7

The Patrick Welsh 2004 Irrevocable Trust	1,223

Thomas E. McInerney	1,090

William J. Hewitt Segregated Rollover IRA RBC Dain Rauscher Custodian	52

William J. Hewitt	13

Constellation Venture Capital II, L.P.	10,576

Constellation Venture Capital Offshore II, L.P.	5,000

The BSC Employee Fund IV, L.P.	4,190

CVC II Partners, L.L.C.	234

Burr Computer Environments, Inc.	1,500

Ascent, LLC	320

MLT, LLC	40,870

202,490

Schedule 1.02 - 2